SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT — June 15, 2010
(Date of earliest event reported)

AK STEEL HOLDING CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Commission File No. 1-13696

Delaware	31-1401455

(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

9227 Centre Pointe Drive
West Chester, Ohio	45069

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (513) 425-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement.

On June 15, 2010, AK Steel Corporation (“AK Steel”), a wholly-owned subsidiary of AK Steel Holding Corporation, completed the redemption of approximately $182.8 million in aggregate principal amount of AK Steel’s outstanding 7 3/4% Senior Notes due 2012 (the “Old Notes”).  The aggregate redemption price for the Old Notes was approximately $189.9 million, an amount equal to 100% of the principal amount of the outstanding Old Notes, plus interest accrued to the redemption date, June 15, 2010.  The redemption of the Old Notes follows AK Steel’s recent acceptance for purchase of $321.3 million of Old Notes tendered in AK Steel’s cash tender offer for the Old Notes, which expired on May 21, 2010.  Accordingly, as a result of the aforementioned cash tender offer and redemption, AK Steel has discharged its obligations with respect to all of the approximately $504 million in aggregate principal amount of Old Notes that were outstanding prior to such transactions.

The Old Notes were governed by (i) an Indenture, dated as of June 11, 2002, among AK Steel, the guarantors party thereto, and The Bank of New York Mellon Trust Company, N.A. (as successor to Fifth Third Bank), as trustee (“BNY Mellon”) (the “Indenture”), (ii) a First Supplemental Indenture, dated as of August 8, 2003, among AK Steel, the guarantors party thereto, and BNY Mellon, as trustee (the “First Supplemental Indenture”), and (iii) a Second Supplemental Indenture, dated as of May 11, 2010, among AK Steel, the guarantors party thereto and BNY Mellon, as trustee (the “Second Supplemental Indenture” and collectively with the Indenture and the First Supplemental Indenture, the “Old Indentures”).  AK Steel’s redemption of the Old Notes satisfies and discharges AK Steel’s obligations under the Old Indentures.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AK STEEL HOLDING CORPORATION

	By:	/s/ David C. Horn

David C. Horn
Secretary

Date: June 15, 2010